UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 17, 2003

GRADCO SYSTEMS, INC.

(Exact name of Registrant as Specified in its Charter)

Nevada	0-12829	95-3342977
(State of Incorporation)	(Commission	(IRS Employer
File Number)	Identification No.)

39 Parker Irvine, California 92718

(Address of principal executive offices)

Registrant’s Telephone Number (including area code)  (949) 206-6100

Item 5.                    OTHER EVENTS AND REGULATION FD DISCOLSURE.

Registrant issued the following press release on September 17, 2003:

                Gradco Systems, Inc. (the “Company”) (GRCO.OB) (OTCBB)  Gradco Systems, Inc. (“Gradco”) has announced that it has received an offer from the management of Gradco Japan to acquire the business of Gradco and thereby to undertake the liabilities of Gradco in a manner by which the Gradco Shareholders would receive approximately $10.00 per share for their stock.  It is anticipated that, if the transaction is consummated, it will be through a cash-out merger approved by the Gradco Board of Directors and Shareholders.  In the interim, Gradco is negotiating with various parties on claims of Gradco and such parties.  It is anticipated that, subject to a continuing obligation of Gradco to provide certain continuing services and spare parts, funds will be received which will be available for the cash-out merger.  The Gradco Board will be seeking a fairness opinion.  Under the revised By-laws of Gradco, the Board of Directors will call a Shareholders meeting at such time as it is able to present to the Shareholders a completed agreement reflecting the proposed transactions for their approval.  It is anticipated that such meeting will be called within the next sixty (60) days.

Item 7.                    FINANCIAL STATEMENTS AND EXHIBITS.

                                None.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRADCO SYSTEMS, INC.

Dated:	September 17, 2003	By:	/s/ Bernard Bressler
			Name:	Bernard Bressler
			Title:	Secretary